SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated January 27, 2020 between
LISTED FUNDS TRUST
and
TRUEMARK INVESTMENTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
TrueShares AI & Deep Learning ETF	0.68%
TrueShares Structured Outcome ETFs (12 ETFs)	0.79%
TrueShares Nasdaq 100 Structured Outcome ETFs (4 ETFs)	0.79%
TrueShares Russell 2000 Structured Outcome ETFs (4 ETFs)	0.79%
Opal Dividend Income ETF	0.65%
RiverNorth Patriot ETF	0.70%
RiverNorth Enhanced Pre-Merger SPAC ETF	0.89%
TrueShares Eagle Global Renewable Energy Income ETF	0.75%
RiverNorth Core Opportunity ETF	0.89%
TrueShares Active Yield ETF	0.75%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of March 6, 2024.

LISTED FUNDS TRUST, on behalf of each Fund listed on this Schedule A

By:	/s/ Gregory Bakken
Name: Gregory Bakken
Title: President

TRUEMARK INVESTMENTS, LLC

By:	/s/ Michael N. Loukas
Name: Michael N. Loukas
Title: Chief Executive Officer